As filed with the Securities and Exchange Commission on February 12, 2021

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WINDTREE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3171943
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

(215) 488-9300

(Address, including zip code, of Principal Executive Offices)

Non-Qualified Stock Option Inducement Awards

(Full title of the plan)

Craig E. Fraser

Executive Chairman,

President & Chief Executive Officer

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

(215) 488-9300

(Name, address and telephone number of agent for service)

Copies to: Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 (215) 981-4331

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
Inducement Stock Option Awards	311,000 shares(2)	$6.52	$2,027,720	$221.25
TOTAL	311,000 shares(2)	$6.52	$2,027,720	$221.25
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.001 (the “Common Stock”) of Windtree Therapeutics, Inc. (the “Company”) issuable in the event the number of outstanding shares of the Company is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Represents shares of Common Stock that are issuable upon the exercise of non-qualified stock option awards granted to certain employees of the Company as an inducement material to their acceptance of employment with the Registrant.

(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the weighted average exercise prices of the options included in the Inducement Awards.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) registers shares of the Company’s Common Stock issuable pursuant to the equity awards detailed below (the “Inducement Awards”), which were granted to such individuals to induce them to accept employment with the Company on the following dates:

●	non-qualified stock option to purchase an aggregate 100,000 shares of Common Stock granted to Dr. Joseph Soffer on January 29, 2021; and

●	non-qualified stock option to purchase an aggregate 211,000 shares of Common Stock granted to John Hamill on July 20, 2020.

Each Inducement Award was approved by the Company’s Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Windtree Therapeutics, Inc. 2020 Equity Incentive Plan and its predecessor plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

The documents constituting Part I of this Registration Statement will be delivered to the employees to whom the Inducement Awards have been granted, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the information described above should be directed to Investor Relations at ir@windtreetx.com or John P. Hamill, the Company’s Chief Financial Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

●	Our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on April 3, 2020;
●

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 filed with the Commission on May 13, 2020, June 30, 2020 filed with the Commission on August 14, 2020 and September 30, 2020 filed with the Commission on November 16, 2020;

●

Our Current Reports on Form 8-K filed with the Commission on March 13, 2020, March 23, 2020, April 24, 2020, April 29, 2020, April 30, 2020, May 7, 2020, May 22, 2020, July 15, 2020, July 23, 2020, September 17, 2020, September 29, 2020, October 1, 2020, December 31, 2020 and February 9, 2021; and

●	The description of our common stock included in our Form 8-A filed with the Commission on May 15, 2020, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the Commission, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy, without charge, of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the address and telephone number on the cover of this Registration Statement:

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Article Eight of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) any transaction from which the director derives an improper personal benefit.

Our Amended and Restated By-Laws (the “By-Laws”) provide that we shall indemnify our directors and officers, the directors and officers of any of our subsidiaries and any other individuals acting as directors or officers of any other corporation at our request, to the fullest extent permitted by law.

We have entered into indemnification agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as officers or directors, as applicable, other than liabilities arising from willful misconduct of a culpable nature and to advance certain expenses incurred as a result of any proceeding against them as to which they could be indemnified. We have obtained limited directors’ and officers’ liability insurance.

These provisions in our Certificate of Incorporation and our By-Laws do not eliminate the officers’ and directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer and director will continue to be subject to liability for breach of their duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect an officer’s or director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, as filed with the SEC on April 17, 2018).
4.2	Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on April 29, 2020).
4.3	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, as filed with the SEC on April 18, 2016).
4.4*	Form of Inducement Award Agreement.
5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.
23.1*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

* Filed herewith

Item 9.     Undertakings.

(a)      The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrington, Pennsylvania, on February 12, 2021.

WINDTREE THERAPEUTICS, INC.

By:	/s/ Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig E. Fraser and John P. Hamill, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig E. Fraser	Director, President, and Chief Executive Officer	February 12, 2021
Craig E. Fraser	(Principal Executive Officer)

/s/ John P. Hamill	Senior Vice President and Chief Financial Officer	February 12, 2021
John P. Hamill	(Principal Financial and Accounting Officer)

/s/ James Huang	Director (Chairman of the Board)	February 12, 2021
James Huang

/s/ Daniel E. Geffken	Director	February 12, 2021
Daniel E. Geffken

/s/ Evan Loh, M.D.	Director	February 12, 2021
Evan Loh, M.D.

/s/ Bruce A. Peacock	Director	February 12, 2021
Bruce A. Peacock

/s/ Robert Scott, M.D.	Director	February 12, 2021
Robert Scott, M.D.

/s/ Leslie J. Williams	Director	February 12, 2021
Leslie J. Williams